Exhibit 99.1

Adaptimmune Reports Third Quarter Financial Results and Business Update

- Strategic Collaboration Agreement with Genentech has started after expiration of HSR waiting periods; Adaptimmune set to receive $150 million upfront payment -

- SURPASS trial data at ESMO confirms potential of MAGE-A4 franchise across a range of tumors: overall response rate of 36% and 86% disease control rate with responses in five different solid tumors -

- Initiated Phase 2 SURPASS-2 trial investigating next-generation ADP-A2M4CD8 in patients with esophageal and EGJ cancers -

- Will initiate Phase 2 SURPASS-3 trial to investigate ADP-A2M4CD8 in ovarian cancer in 2022 -

- Ceased enrollment in the SPEARHEAD-2 trial, and will evaluate the use of checkpoint inhibitors in combination with ADP-A2M4CD8 -

- Data presented at ILCA from the ADP-A2AFP Phase 1 trial; screening will close in this trial -

- Allogeneic platform progress, including planning for IND submission in 2023 for first product targeting MAGE-A4 and opening a new allogeneic manufacturing facility in 2022 -

- Clinical update and translational data from SPEARHEAD-1 in patients with synovial sarcoma and MRCLS to be presented at CTOS -

- Translational data from Phase 1 SURPASS trial to be presented at SITC -

- Financial guidance confirmed: funded into early 2024 -

- Conference call to be held today at 8:00 a.m. EDT (12:00 p.m. GMT) -

PHILADELPHIA, PA. and OXFORD, UK, November 4, 2021 – Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in cell therapy to treat cancer, today reported financial results for the third quarter ended September 30, 2021, and provided a business update.

“We made excellent progress in Q3. The SURPASS data presented at ESMO, the start of our first Phase 2 trial with ADP-A2M4CD8 next-gen SPEAR T-cells, and the announcement of our strategic collaboration with Genentech all support our 2-2-5-2 strategy,” said Adrian Rawcliffe, Adaptimmune’s Chief Executive Officer. “Looking ahead, the SPEARHEAD-1 data that we will present at the CTOS meeting will support a BLA for afami-cel in 2022. Next year, we will initiate a Phase 2 trial with ADP-A2M4CD8 for patients with ovarian cancer and evaluate the combination of this next-generation therapy with checkpoint inhibitors. All these activities will strengthen our leadership position with our MAGE-A4 franchise.”

Upcoming data updates and corporate events

Connective Tissue Oncology Society (CTOS) Virtual Annual Meeting (November 10-13)

●	Abstract Title: SPEARHEAD-1: A Phase 2 trial of afamitresgene autoleucel (formerly ADP-A2M4) in patients with advanced synovial sarcoma or myxoid/ round cell liposarcoma (Abstract #1080870)
o	Oral presentation: November 12, 2021, in the Immunotherapy & Immune Microenvironment Session starting at 10:00 a.m. EST, Presenter: Dr. Brian Van Tine, Associate Professor of Medicine at Washington University School of Medicine
●	Abstract Title: SPEARHEAD-1 preliminary translational insights from a Phase 2 trial of afamitresgene autoleucel (formerly ADP-A2M4) in patients with advanced synovial sarcoma or myxoid/round cell liposarcoma (Abstract #1080366)
o	Poster Presentation: November 12, 2021, 2:30 p.m. – 3:15 p.m. EST during the Immunology & Immunotherapy Session. Presenter: Dr. Sandra P. D’Angelo, Clinical Oncologist at the Memorial Sloan Kettering Cancer Center
●	The Company will issue a full data press release at the time of embargo lift at 9:00 a.m. EST on November 11th

Society for Immunotherapy of Cancer (SITC) Annual Meeting (November 10-14); Walter E. Washington Convention Center in Washington D.C. or Virtual

●	Abstract Title: Enhancement of TCR-engineered T-cells targeting MAGE-A4 antigen by co-expression of CD8α and inhibition of AKT signaling during ex vivo T-cell expansion (Abstract #373)
o	Poster presentation: November 12-14, 2021, 7:00 a.m. – 5:00 p.m. EST. Presenter: Alex Tipping, Adaptimmune
●	Abstract Title: Radiation sub-study to characterize safety and tolerability of low-dose radiation in combination with afami-cel in patients with advanced cancers. (Abstract #376)[1]
o	Poster Presentation: November 12-14, 2021, 7:00 a.m. - 5:00 p.m. EST. Presenter: Dr. James W. Welsh, Professor, Department of Radiation Oncology, Division of Radiation Oncology, The University of Texas MD Anderson Cancer Center
●	The Company will issue a full data press release at the time of embargo lift at 7:00 a.m. EST on November 12th

Highlights from clinical data updates in Q3

SURPASS Phase 1 trial at the European Society for Medical Oncology (ESMO) virtual meeting (August 2, 2021 data cut-off)

●	Initial efficacy and durability data were encouraging with responses across five different solid tumors (ovarian, head and neck, esophagogastric junction, bladder, and synovial sarcoma); refer to the press release for more detail
●	The overall response rate was 36% and the disease control rate was 86%, per Investigator Review
●	There was a complete response reported in a patient with ovarian cancer, which remains ongoing at 6 months post-infusion
●	Eleven patients remain on study. Of the 8 responders, 5 remain in response with some remaining progression free >24 weeks
●	The safety profile of the next-generation ADP-A2M4CD8 cell therapy was acceptable
●	Data confirm preclinical observations that the enhanced TCR interaction with next-generation ADP-A2M4CD8 SPEAR T-cells results in a more potent product

1 The Company ceased enrollment in the Radiation Sub-Study of the afami-cel Phase 1 trial at the end of July 2021.

●	Safety and efficacy, will continue to be evaluated in the ongoing SURPASS trial, which is enrolling eligible patients with gastroesophageal, head and neck, lung, bladder, and ovarian cancers

Further indications for late-stage clinical development

●	Initiated a Phase 2 trial, SURPASS-2, for patients with esophageal and EGJ cancers
●	Next year, the Company will initiate SURPASS-3, a Phase 2 trial with ADP-A2M4CD8 for people with ovarian cancer based on the initial responses seen in the SURPASS Phase 1 trial (presented at ESMO 2021)
●	The Company is planning to evaluate ADP-A2M4CD8 in combination with a checkpoint inhibitor.
●	The SPEARHEAD-2 trial has now closed to enrollment

ADP-A2AFP Phase 1 trial in liver cancer at the International Liver Cancer Association (ILCA) meeting

●	As of the April 5, 2021 data cut-off, antitumor activity, with one complete response, sustained decreases in serum AFP, and best overall response of stable disease observed in 6 patients with liver cancer, indicating that ADP-A2AFP is an active product in hepatocellular carcinoma (HCC); refer to the press release for more detail
●	ADP-A2AFP has been associated with an acceptable safety profile with doses up to 10 billion transduced cells
●	The trial is approaching 25 patients treated, which is anticipated to be sufficient to assess the trial objectives
●	The Company will close screening by the end of 2021, and focus on other preclinical programs for liver cancer

Preclinical pipeline updates

Allogeneic platform

●	Adaptimmune intends to file its first IND for an allogeneic therapy targeting MAGE-A4 (wholly owned) in 2023
●	The Company announced a strategic collaboration with Genentech to research, develop, and commercialize allogeneic T-cell therapies. The Agreement became effective following expiry of all applicable waiting periods under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, with Adaptimmune set to receive the $150 million upfront payment
●	This strategic collaboration builds on Adaptimmune’s cell therapy expertise and progress with its allogeneic platform, which was highlighted during a live virtual event held in September
●	The collaboration covers the research and development of “off-the-shelf” cell therapies for up to five shared cancer targets and the development of a novel allogeneic personalized cell therapy platform

Corporate

●	The Company plans to open a new facility at Milton Park, Oxfordshire, UK, by the end of 2022, where allogeneic products for clinical trials will be manufactured

Financial Results for the three and nine months ended September 30, 2021

Financial Results for the three and nine months ended September 30, 2021

●	Cash / liquidity position: As of September 30, 2021, Adaptimmune had cash and cash equivalents of $42.9 million and Total Liquidity[2] of $240.1 million. In addition, under the terms of the Genentech agreement, Adaptimmune is entitled to receive $150 million as an upfront payment, which is anticipated to be received in the fourth quarter of 2021.
●	Revenue: Revenue for the three and nine months ended September 30, 2021 was $1.2 million and $4.7 million, respectively, compared to $1.2 million and $2.5 million for the same periods in 2020. Revenue has increased primarily due to an increase in development activities under our collaboration arrangements.
●	Research and development (R&D) expenses: R&D expenses for the three and nine months ended September 30, 2021 were $28.2 million and $81.6 million, respectively, compared to $24.1 million and $65.8 million for the same periods in 2020. R&D expenses increased due to an increase in the number of employees engaged in research and development, increases in costs related to the development of a companion diagnostic assay, and expansion of our clinical trials. These increases were partially offset by an increase in reimbursements receivable for research and development tax and expenditure credits.
●	General and administrative (G&A) expenses: G&A expenses for the three and nine months ended September 30, 2021 were $15.1 million and $42.5 million, respectively, compared to $13.0 million and $32.6 million for the same periods in 2020 due to increases in employee-related costs, share-based compensation expense, and professional fees.
●	Net loss: Net loss attributable to holders of the Company’s ordinary shares for the three and nine months ended September 30, 2021 was $42.4 million and $119.3 million respectively ($(0.05) and $(0.11) per ordinary share), compared to $35.4 million and $93.5 million ($(0.04) and $(0.13) per ordinary share) for the same periods in 2020.

Financial Guidance

The Company believes that its existing cash, cash equivalents and marketable securities, together with the upfront and exclusivity payments under the Strategic Collaboration and License Agreement with Genentech, will fund the Company’s current operations into early 2024, as further detailed in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2021, to be filed with the Securities and Exchange Commission following this earnings release.

Conference Call Information

The Company will host a live teleconference and webcast to provide additional details at 8:00 a.m. EDT (12:00 p.m. GMT) today. A live webcast of the conference call and replay can be accessed at https://bit.ly/3utRMny. An archive will be available after the call at the same address. To participate in the live conference call, if preferred, please dial (833) 652-5917 (US or Canada) or +1 (430) 775-1624 (International). After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (4557667).

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for people with cancer. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors.

2 Total liquidity is a non-GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 9, 2021 and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity (a non-GAAP financial measure)

Total Liquidity (a non-GAAP financial measure) is the total of cash and cash equivalents and marketable securities (available-for-sale debt securities). Each of these components appears separately in the condensed consolidated balance sheet. The U.S. GAAP financial measure most directly comparable to Total Liquidity is cash and cash equivalents as reported in the condensed consolidated financial statements, which reconciles to Total Liquidity as follows (in millions):

	September 30,	December 31,
	2021	2020
Cash and cash equivalents	$42,918	$56,882
Marketable securities - available-for-sale debt securities	197,202	311,335
Total Liquidity	$240,120	$368,217

The Company believes that the presentation of Total Liquidity provides useful information to investors because management reviews Total Liquidity as part of its assessment of overall liquidity, financial flexibility, capital structure and leverage.

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$1,203	$1,193	$4,732	$2,456
Operating expenses
Research and development	(28,211)	(24,067)	(81,585)	(65,791)
General and administrative	(15,173)	(13,001)	(42,529)	(32,557)
Total operating expenses	(43,384)	(37,068)	(124,114)	(98,348)
Operating loss	(42,181)	(35,875)	(119,382)	(95,892)
Interest income	225	2,147	916	4,024
Other income (expense), net	(237)	(1,689)	(184)	(1,501)
Loss before income taxes	(42,193)	(35,417)	(118,650)	(93,369)
Income taxes	(208)	(15)	(582)	(110)
Net loss attributable to ordinary shareholders	$(42,401)	$(35,432)	$(119,232)	$(93,479)

Net loss per ordinary share
Basic and diluted	$(0.05)	$(0.04)	$(0.13)	$(0.11)

Weighted average shares outstanding:
Basic and diluted	936,600,648	928,022,057	933,992,708	829,973,177

Condensed Consolidated Balance Sheets

(unaudited, in thousands, except share data)

	September 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$42,918	$56,882
Marketable securities - available-for-sale debt securities	197,202	311,335
Accounts receivable, net of allowance for doubtful accounts of $0 and $0	1,641	139
Other current assets and prepaid expenses	58,689	29,796
Total current assets	300,450	398,152

Restricted cash	1,717	4,602
Operating lease right-of-use assets, net of accumulated amortization	21,481	18,880
Property, plant and equipment, net of accumulated depreciation of $35,087 (2020: $31,097)	28,689	27,778
Intangibles, net of accumulated amortization	1,191	1,730
Total assets	$353,528	$451,142

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,784	$6,389
Operating lease liabilities, current	2,267	2,773
Accrued expenses and other accrued liabilities	27,984	27,079
Deferred revenue, current	6,102	2,832
Total current liabilities	41,137	39,073

Operating lease liabilities, non-current	23,704	20,938
Deferred revenue, non-current	47,040	49,260
Other liabilities, non-current	664	644
Total liabilities	112,545	109,915

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 1,240,853,520 authorized and 937,049,820 issued and outstanding (2020: 1,038,249,630 authorized and 928,754,958 issued and outstanding)	1,337	1,325
Additional paid in capital	954,732	935,706
Accumulated other comprehensive loss	(10,098)	(10,048)
Accumulated deficit	(704,988)	(585,756)
Total stockholders' equity	240,983	341,227

Total liabilities and stockholders’ equity	$353,528	$451,142

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Nine months ended
	September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(119,232)	$(93,479)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,333	5,151
Share-based compensation expense	15,802	7,352
Unrealized foreign exchange gains	(213)	(1,102)
Amortization on available-for-sale debt securities	4,094	2,798
Other	2,239	737
Changes in operating assets and liabilities:
Increase/(decrease) in receivables and other operating assets	(31,809)	3,345
Decrease in non-current operating assets	—	2,291
Decrease in payables and other current liabilities	(109)	(117)
Increase in deferred revenue	1,696	48,649
Net cash used in operating activities	(123,199)	(24,375)

Cash flows from investing activities
Acquisition of property, plant and equipment	(4,558)	(1,174)
Acquisition of intangibles	(181)	(496)
Maturity or redemption of marketable securities	190,393	78,915
Investment in marketable securities	(81,363)	(363,777)
Net cash provided by (used in) investing activities	104,291	(286,532)

Cash flows from financing activities
Proceeds from issuance of common stock from offerings, net of commissions and issuance costs	2,529	334,388
Proceeds from exercise of stock options	707	5,541
Net cash provided by financing activities	3,236	339,929

Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(1,177)	(1,023)
Net (decrease) increase in cash, cash equivalents and restricted cash	(16,849)	27,999
Cash, cash equivalents and restricted cash at start of period	61,484	54,908
Cash, cash equivalents and restricted cash at end of period	$44,635	$82,907

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Corporate Affairs and Communications

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — VP, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com